Exhibit 3.1

FIRST AMENDMENT

TO THE AMENDED AND RESTATED BYLAWS

OF

ACTIVISION BLIZZARD, INC.

The Amended and Restated Bylaws (the “Bylaws”) of Activision Blizzard, Inc., a Delaware corporation (the “Company”), are hereby amended, effective as of July 28, 2008, as follows:

1.                                      Article II, Section 2.9 of the Bylaws is amended and restated to read in its entirety as follows:

2.9.  Proxies. Any stockholder entitled to vote at any meeting of stockholders may vote either in person or by proxy authorized in a manner permitted by Section 212 of the  DGCL or any successor provision. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created to authorize another person or persons to act for a stockholder as proxy may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Without affecting any vote previously taken, a stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person, by giving notice thereof to the Secretary of the Corporation or by a later appointment of a proxy.

2.                                      Except as set forth herein, the Bylaws shall remain in full force and effect.